Exhibit 99.6

Top FAQs

1.              Why are we being acquired? Is the business not performing well enough to remain a standalone company?

RB’s interest in Mead Johnson is actually a testament to how successfully we’ve worked to build global brands and become experts in the area of infant and child nutrition. This is a natural extension to RB’s consumer health portfolio of Powerbrands which are already trusted by millions of mothers, reinforcing the importance of health and hygiene for their families. Being acquired by RB would give us far greater global scale and the ability to join forces with a company that has a similar commitment to helping people live healthier lives.

2.              Do you expect any reductions to staff as a part of this announcement? If so, how many, in what areas, and to which company? Can you give us any sense of timing?

RB is committed to bringing the best of both businesses together in order to build a better and stronger business.  RB will continue to invest in Mead Johnson’s extensive R&D capabilities and build on the core Mead Johnson competencies in regulatory affairs and specialist distribution. Any cost savings will arise principally from removing duplication in back office functions and leveraging the enhanced scale of the combined business. They will focus on the procurement of raw and packaging materials, advertising and promotional expenditure and other spend.

There may unfortunately be some job losses as a result. RB has committed to working fast but robustly, first to understand and then to design a way forward. Where they’re sure there is no change, they’ve committed to communicating quickly to give people certainty. The aim is that by the end of the year, everyone knows clearly where they stand.

In the cases of people who will lose their jobs, we’ll do our best to provide early, frequent and transparent communications, and treat affected employees fairly and with the utmost respect.

Reckitt Benckiser Group plc 103-105 Bath Road, Slough, Berkshire SL1 3UH, United Kingdom
Tel: +44 (0) 1753 217 800 Fax: +44 (0) 1753 217 899 www.rb.com

3.              Will you offer severance packages to Mead Johnson employees who leave the company?

RB aims to bring the best of both businesses to build a better, stronger business. . A combined business which is larger and more successful will also offer more opportunities for employees.  Retention of key talent will be a priority following the acquisition and RB will have discussions with individuals as soon as possible regarding the compensation packages available at RB

Mead Johnson has existing severance plans in place and for those employees who do leave due to the change in control, severance packages will be in line with those plans. RB has no intention to reduce these payments. We have also agreed that no changes will be made to terms under any Mead Johnson severance plans up to 31 December 2018.

Up until the close of the transaction, all employment terms and conditions for Mead Johnson colleagues remain unchanged. After close, RB will honor the aggregate of Mead Johnson’s compensation and benefits although understandably some of the pieces may be a little different.

4.              Aren’t the cultures of the two businesses very different? How comfortable are you that the two companies will be compatible and able to integrate well?

RB and Mead Johnson have much in common in terms of why we go to work every day and the kind of culture and ambition that drives us.  RB colleagues are passionate and driven and work hard. Like us, they’re an incredibly international team and enjoy working with people who are intellectually curious and like engaging in cutting-edge initiatives. They believe in having the meeting in the room and no politics. They speak plainly to each other and respect each other’s points of view. Many of them have worked at RB for a long time and have started their families while at the company, so making sure they strive for the right lifework balance is key.

While inevitably there will be differences along the way, these are all opportunities to learn and work to bring together a business that is the very best of both of our cultures.

5.              What opportunities will be available in the new business? Will this increase our global mobility prospects?

Like us, RB have a global business. Mobility and diversity of experience is prized — 90% of top management live away from their home countries. At this point in time, it’s too early in the planning process to be able to provide specific details but we expect that going forward, global opportunities will be available within the combined company.

6.              How will RB ensure high levels of compliance and safety given the issues the company has had previously?

RB is incredibly focused on the importance of exacting standards. They don’t allow compromise on compliance, period. They have very clear rules and processes, and are disciplined in following them.  They trust and respect each other enough to have very straightforward discussions when there’s uncertainty or a decision to be made. When they make a decision, they move on to the next one — and fast. Ultimately, they always strive to do the right thing with the belief that if you do that, you can’t go wrong.

Korea

This tragic situation occurred a long time ago.  Oxy, a small Korean company, launched a Humidifier Sanitizer (HS) product in Korea in 1996. It was one of a number of manufacturers of HS products. In 2001 RB acquired Oxy to become Oxy RB.  It wasn’t until 2011 the Korean Centre for Disease Control (KCDC) suggested a link between the HS product and lung injury.  Oxy RB immediately and voluntarily withdrew the product from the market.  RB have since participated in all investigations to fully understand and bring resolution to the victims and their families.   RB has apologised to the victims and families affected and a compensation plan is underway.

7.              What happens now? Have you begun planning for the integration? How will you approach the management of the integration?

Until closing of the merger agreement, RB and Mead Johnson will continue to operate as independent, unaffiliated companies.  From the announcement of the deal until closing of the merger, our goal will be to ensure as little disruption as possible to allow us to come together as a stronger combined organization for the future.

These types of transactions create uncertainty and both companies intend to provide employees with updated communications during this process  In an effort to minimize such period of uncertainty, RB will start meetings very soon with Mead Johnson employees to start to better understand the organization. In particular, RB also recognizes the pediatric nutrition talent throughout the Mead Johnson organization and is keen to start to get to know the business and the team.

At this point in time, it’s too early in the planning and integration process to be able to provide specific details surrounding the new organization and reporting in detail except to say that as announced RB intends to run the two businesses separately with Mead Johnson as a separate division reporting directly into Adi Seghal who will join the Executive Committee upon closure of the deal and report to the CEO, Rakesh Kapoor.  RB, however, is committed to providing more detailed information as quickly as possible.

8.              Our company is about looking after mothers and babies — in order for you to live our values I would like to know - what is your policy on maternity leave and pay?

Last year RB became one of the first multinational companies to implement a global maternity policy, called DARE (Develop Attract Retain Engage Talented Women at RB).  Some of RB’s local entities have gone further than the global policy, but all employees are entitled to at least 16 weeks paid leave, providing they have been with RB for at least 12 months.  Employees are entitled to take a further 36 weeks’ unpaid maternity leave during which time their employment is protected and they will be returned to a job of similar status and pay.  RB have also implemented stay in touch and return to work mentoring for those employees that want to take advantage of this.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain statements with respect to a transaction involving Mead Johnson Nutrition Company (“Mead Johnson”) and Reckitt Benckiser Group plc that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the possibility that a transaction will not be consummated or delays in consummating the transaction; (2) adverse effects on the market price of Mead Johnson’s common stock and on Mead Johnson’s operating results because of a failure to complete the transaction; (3) negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of Mead Johnson’s stock; (4) unanticipated difficulties or expenditures relating to the transaction; (5) legal proceedings instituted against Mead Johnson and others in connection with the transaction; (6) disruptions of current plans and operations caused by the announcement and pendency of the transaction; (7) potential difficulties in employee retention as a result of the announcement and pendency of the transaction; (8) the response of customers, distributors, suppliers and competitors to the announcement of the transaction; (9) the ability to sustain brand strength, particularly the Enfa family of brands; (10) the effect on the company’s reputation of real or perceived quality issues; (11) the effect of regulatory restrictions related to the company’s products; (12) the adverse effect of commodity costs; (13) increased competition from branded, private label, store and economy-branded products; (14) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (15) inventory reductions by customers; (16) the adverse effect of changes in foreign currency exchange rates; (17) the effect of changes in economic, political and social conditions in the markets where we operate; (18) changing consumer preferences; (19) the possibility of changes in the Women, Infants and Children (WIC) program, or participation in WIC; (20) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (21) the ability to develop and market new, innovative products.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which might not even anticipate. There can be no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our reports filed with the Securities and Exchange Commission (“SEC”). Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Mead Johnson.

All forward-looking statements included in this release are based upon information available to Mead Johnson as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements except as required by law.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the transaction. In connection with the transaction, Mead Johnson will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEAD JOHNSON AND THE TRANSACTION.

Mead Johnson’s investors and security holders will be able to obtain a free copy of these documents filed with the SEC at the SEC’s website at http://www.sec.gov.  In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Mead Johnson’s Website at www.meadjohnson.com or by contacting Mead Johnson:

Investors:

Kathy MacDonald, 847-832-2182

kathy.macdonald@mjn.com

Participants in the Solicitation

Mead Johnson and its officers and directors and Reckitt Benckiser Group plc and its officers and directors may be deemed to be participants in the solicitation of proxies from Mead Johnson stockholders with respect to the transaction. Information about Mead Johnson officers and directors and their ownership of Mead Johnson common shares is set forth in the proxy statement for Mead Johnson’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2016, and in other documents filed with the SEC by Mead Johnson and its officers and directors. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Mead Johnson with the SEC.

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